EXHIBIT 5.1



                     MORRISON COHEN SINGER & WEINSTEIN, LLP
                              750 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 735-8680
                            FACSIMILE: (212) 735-8708

                                January 13, 1997


Enzo Biochem, Inc.
60 Executive Boulevard
Farmingdale, New York  11735

Dear Sirs:

     We refer to the Registration Statement on Form S-3 filed by you with the Securities and Exchange Commission relating to 416,521 shares of Common Stock, $.01 par value per share (the "Shares"), of Enzo Biochem, Inc. (the "Company").

     We have examined and are familiar with originals, or copies certified or otherwise identified to our satisfaction, of such corporate records of the Company, certificates of officers of the Company and of public officials and such other documents as we have deemed appropriate as a basis for the opinions expressed below.

         Based upon the foregoing, we are of the opinion that the Shares are legally issued, fully paid and non-assessable.

     We hereby consent to the use of this opinion in the above-mentioned Registration Statement and to the reference to our name under the heading "Legal Opinions" in the Prospectus constituting a part of such Registration Statement.

                                        Very truly yours,


                                        MORRISON COHEN SINGER & WEINSTEIN, LLP